Exhibit 99.1
For Immediate Release
INVESTOR CONTACT:
Elizabeth Boland: 617-673-8000
MEDIA CONTACT:
Ilene Serpa: 617-673-8000
BRIGHT HORIZONS FAMILY SOLUTIONS REPORTS
FIRST QUARTER FINANCIAL RESULTS
BOSTON, MA — (April 30, 2007) — Bright Horizons Family Solutions, Inc. (Nasdaq: BFAM) today announced financial results for the first quarter ended March 31, 2007.
Earnings per diluted share of $0.42 in the quarter ended March 31, 2007 increased 17% from $0.36 per diluted share for the quarter ended March 31, 2006. Revenue for the first quarter of 2007 increased 12% to $190.1 million from $169.1 million for the same quarter last year. Net income for the first quarter of 2007 increased 12% to $11.2 million from $10.0 million in the first quarter of 2006.
“We are very pleased with our first quarter results and with our strong start to the year,” said David Lissy, Chief Executive Officer. Bright Horizons added 9 new centers in the first quarter of 2007, including second centers for Merrill Lynch and New York Presbyterian Hospital, both in New York City. The Company also added new centers in the quarter for King & Spalding in Atlanta and Portneuf Medical Center, the Company’s first in Idaho, along with new lease model consortium centers in Massachusetts, Washington, D.C., and the suburbs of Philadelphia. In addition, Bright Horizons added its ninth center in Ireland with the opening of a new Dublin location. As of March 31, 2007, the Company operated 651 early education and family centers with the capacity to serve 70,000 children and families.
“We recently hosted our annual client conference in California, which was attended by more than 130 of the leading employers we serve, as well as prospective clients,” added Lissy. “This year’s conference focused on successfully engaging employees through all of life’s stages and providing supportive work environments that help employees integrate work and life demands. As competition for talented workers intensifies in the coming years, we believe that employer-sponsored child care, back-up care and other work/life solutions will become increasingly important as employers seek to sustain their competitive advantage. Our experience over the last 20 years providing high-quality, customized solutions to hundreds of leading employers positions Bright Horizons very well to continue to take advantage of these opportunities.”
Bright Horizons Family Solutions will host an investor conference call today at 4:30 p.m. ET. The public is invited to listen to the conference call by dialing 913-981-4911 and entering conference ID# 4327988. Replays of the entire call will be available through

Friday, May 11, 2007, at 719-457-0820, PIN# 4327988. The conference call will also be webcast and can be accessed through the Investor Relations section of the Bright Horizons Web site, www.brighthorizons.com. A copy of this press release is available on the Web site.
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Bright Horizons Family Solutions is the world’s leading provider of employer-sponsored child care, early education and work/life consulting services, managing more than 600 early care and family centers in the United States, the United Kingdom, Ireland and Canada. Bright Horizons serves more than 700 clients, including more than 95 FORTUNE 500 companies and 70 of the “100 Best Companies” as recognized by Working Mother magazine. Bright Horizons is one of FORTUNE magazine’s “100 Best Companies to Work For.”
This press release contains forward-looking statements which involve a number of risks and uncertainties. Bright Horizons Family Solutions’ actual results may vary significantly from the results anticipated in these forward-looking statements as a result of certain factors. These include the ability of the Company to 1) execute contracts relating to new commitments, 2) enroll families in new as well as existing centers, and 3) open new centers and integrate acquisitions, as well as other factors that are discussed in detail in the Company’s filings with the Securities and Exchange Commission.

Bright Horizons Family Solutions
Selected Financial Information
(Unaudited)
(in thousands except per share data)

	Three months ended
	3/31/2007		3/31/2006
Revenue	$190,077	100.0%	$169,139	100.0%
Cost of services	151,651	79.8%	136,234	80.5%

Gross profit	38,426	20.2%	32,905	19.5%
Selling, general and administrative expenses	17,703	9.3%	15,185	9.0%
Amortization	1,180	0.6%	610	0.4%

Income from operations	19,543	10.3%	17,110	10.1%
Net interest (expense) income	(271)	-0.2%	118	0.1%

Income before income taxes	19,272	10.1%	17,228	10.2%
Income tax provision	(8,056)	-4.2%	(7,238)	-4.3%

Net income	$11,216	5.9%	$9,990	5.9%

Per share data:
Net income per share — basic	$0.43		$0.37

Weighted average number of common shares outstanding	26,018		26,897

Net income per share — diluted	$0.42		$0.36

Weighted average number of common and common equivalent shares	26,961		28,023

Supplemental Information:
Earnings before interest, taxes, depreciation and amortization (EBITDA)(a)	$25,104		$21,275
Reconciliation of net income to EBITDA:
Net income, as reported	$11,216		$9,990
Add back income tax provision	8,056		7,238
Add back net interest expense (income)	271		(118)

Income from operations	19,543		17,110
Add back depreciation	4,381		3,555
Add back amortization	1,180		610

EBITDA	$25,104		$21,275

(a)	EBITDA is used as a financial performance indicator within the child care industry and is presented for informational purposes only. EBITDA is not a financial measure under generally accepted accounting principles and may be subject to varying methods of calculation and may not be comparable to other similarly titled measures by other companies.